CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" for John Hancock Large Cap Growth Fund (one of the funds comprising John Hancock Investment Trust III) in the John Hancock Equity Funds Prospectus and "Independent Auditors" and "Financial Statements" in the John Hancock Large Cap Growth Fund Class A, Class B and Class C Shares Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 39 to Registration Statement (Form N-1A, No. 33-4559) of our report dated December 3, 1999 on the financial statements and financial highlights of John Hancock Large Cap Growth Fund.



                                                  /s/ERNST & YOUNG LLP
                                                  --------------------
                                                  ERNST & YOUNG LLP
Boston, Massachusetts
February 23, 2000